News Release

1680 Capital One Drive McLean, VA 22102-3491

FOR IMMEDIATE RELEASE:  March 3, 2003

Contacts:	Paul Paquin V.P., Investor Relations 703-720-2456	Tatiana Stead Director, Corporate Media 703-720-2352

STATEMENT BY CAPITAL ONE FINANCIAL CORPORATION

McLean Va., (March 3, 2003) – Capital One Financial Corporation (NYSE: COF) today announced that David M. Willey, Executive Vice President and Chief Financial Officer of Capital One Financial Corporation, has resigned from the company effective immediately. Willey’s resignation came after he received a Wells notice from the SEC staff indicating that the staff intends to recommend that the SEC bring a civil action against Willey. That action, if authorized, would allege that he traded in the company’s stock while in possession of material nonpublic information. Prior to any action being authorized, Willey will have an opportunity to provide information to the SEC staff, and ultimately the SEC Commissioners, so they can determine whether such an action is warranted. No Wells notice was directed to the company or any other member of management.

     The notice to Willey arises from a formal order of investigation that was issued after the company’s July 16, 2002 Form 8-K filing and the subsequent decline in the company’s stock price. That filing included an announcement that the company expected to enter into an informal Memorandum of Understanding with its banking regulators. The company is fully cooperating with the SEC’s investigation.

     The company has engaged an executive search firm to identify a new CFO. In the interim, Dave Lawson will assume the role of acting CFO.

     Lawson joined Capital One in July, 1998 when the company acquired Summit Acceptance Corp., a consumer auto finance company based in Plano, Texas, where he was President and Chief Executive Officer. Since then, he has served as President and Chief Executive Officer of what today is Capital One’s $7.0 billion auto finance subsidiary, Capital One Auto Finance. Prior to Summit, Lawson was President for twelve years of Western National Bancorporation based in Tulsa, Oklahoma, which is now a part of Bank of America. For twelve years before

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his career in banking, Lawson provided audit and consulting services for a number of large financial institutions as a partner at Arthur Andersen.

     In addition, the company affirmed previously released guidance for earnings-per-share results and its charge-off rate for 2003. As disclosed in the company’s fourth quarter 2002 earnings release, the company’s earnings-per-share is expected to grow by approximately 15 percent in 2003.

     The company also affirmed its charge-off guidance provided earlier in the quarter. The company continues to expect its managed charge-off rate to be in the mid-to-high six percent range in the first quarter of 2003 and remain in this range in the second quarter. In the second half of 2003, the company continues to expect the charge-off rate to decline to the low-to-mid six percent range.

     In addition, the company stated that it expects Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One Financial Corporation, and Dave Lawson, acting Chief Financial Officer, to certify the company’s 2002 financial statements which it will file with its annual report on form 10-K on or before March 30, 2003.

     The company cautioned that its current expectations for future earnings, and future charge-off rate expectations, are forward looking statements and actual results could differ materially from current expectations due to a number of factors, including: competition in the credit card industry; the actual account and balance growth achieved by the company; the company’s ability to access the capital markets at attractive rates and terms to fund its operations and future growth; changes in regulation; and general economic conditions affecting consumer income and spending, which may affect consumer bankruptcies, defaults and charge-offs. A discussion of these and other factors can be found in Capital One’s annual and other reports filed with the Securities and Exchange Commission, including, but not limited to, Capital One’s report on Form 10-K for the year ended December 31, 2001.

About Capital One

Headquartered in McLean, Virginia, Capital One Financial Corporation (www.capitalone.com) is a holding company whose principal subsidiaries, Capital One Bank and Capital One, F.S.B., offer consumer lending products. Capital One’s subsidiaries collectively had 47.4 million accounts and $59.7 billion in managed loans outstanding as of December 31, 2002. Capital One, a Fortune 500 company, is one of the largest providers of MasterCard and Visa credit cards in the world. Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 500 index.

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